INTERIM INVESTMENT MANAGEMENT AGREEMENT

                                 DLJ FOCUS FUNDS
                              DLJ OPPORTUNITY FUNDS
                                DLJ SELECT FUNDS
                            DLJ HIGH YIELD BOND FUND

                                 277 Park Avenue
                               New York, NY 10172

        INTERIM INVESTMENT MANAGEMENT AGREEMENT, dated November 3, 2000 (the "Agreement"), among each of the DLJ Focus Funds, a Massachusetts business trust, the DLJ Opportunity Funds, a Delaware business trust, the DLJ Select Funds, a Delaware business trust, for and on behalf of each of their respective series (individually, each a "Series" and collectively, the "Series"), and the DLJ High Yield Bond Fund, a Delaware business trust (the "Fund", and together with the DLJ Focus Funds, the DLJ Opportunity Funds and the DLJ Select Funds, the "Funds"), on the one hand, and Credit Suisse Asset Management, LLC ("CSAM, LLC" or the "Adviser"), on the other hand.

                                    RECITALS

        WHEREAS, Donaldson, Lufkin & Jenrette, Inc. ("DLJ"), the indirect parent of DLJ Asset Management Group, Inc. ("DLJAM"), and Credit Suisse Group ("Credit Suisse") have entered into an agreement pursuant to which Credit Suisse acquired DLJ (the "Acquisition");

        WHEREAS, upon the consummation of the Acquisition, DLJAM was merged with the parent company of CSAM, LLC, Credit Suisse Investment Corporation, which subsequently changed its name to CSAM Americas Holding Corp. As part of the Acquisition, DLJAM contributed all of its assets and liabilities, including its investment advisory agreements to CSAM, LLC;

        WHEREAS, as a result of such Acquisition, the investment advisory agreement currently in effect between the Fund and each Series, if any, on the one hand, and DLJAM, on the other hand (the "Previous Agreements"), will terminate; and

        WHEREAS, the Board of Trustees of each of the Funds, including a majority of the Trustees who are not interested persons of such Fund, have approved this Agreement in accordance with Rule 15a-4 under the Investment Company Act of 1940 (the "Investment Company Act") and have made the determinations required by such Rule.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:
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        1. Interim Investment Management Agreement. Each of the Funds for itself or the Series listed on Schedule A, as the case may be, on the one hand, and the Adviser, on the other hand, hereby enter into this Agreement, the terms of which shall be identical to the terms of the Previous Agreements, except as set forth as follows:

        a. This Agreement shall become effective for the Fund and each Series upon the consummation of the Acquisition and shall continue in effect until the earlier of: (i) the date a new investment management agreement with the Adviser (the "New Agreement") is approved by the holders of a majority of the outstanding voting securities of the Fund or such Series, as the case may be, and (ii) 150 days from the effective date of this Agreement.

        b. This Agreement may be terminated with respect to the Fund or a Series, by the Board of Trustees of the applicable Fund or the holders of a majority of the outstanding voting securities of the Fund or Series at any time without penalty upon giving the Adviser ten days' written notice (which notice may be waived by the Adviser).

        2. Compensation of the Adviser

        a. Effective upon the termination of the sub-advisory agreement with AXA Investor Managers GS Ltd., expected to occur as of November 3, 2000, the DLJ International Equity Fund agrees to pay to the Adviser and the Adviser agrees to accept as full compensation for all services rendered by the Adviser as such, a reduced fee computed and payable monthly in an amount equal to 1.00% of the average daily net assets of such Series on an annualized basis.

        b. All fees earned by the Adviser under this Agreement in respect of the Fund or a Series will be deposited into an interest-bearing escrow account with Citibank, N.A., as set forth in the escrow agreement attached hereto as Annex B and will be paid to the Adviser with respect to the Fund or such Series if a majority of the holders of such Fund or Series approve the New Agreement by the end of the 150-day period referred to above. If the holders of a majority of the outstanding voting securities of such Fund or Series do not approve the New Agreement, the Adviser will receive out of the escrow account as compensation in respect of such Fund or Series the lesser of: (i) the total amount in the escrow account with respect to such Fund or Series (plus interest earned on that amount while in escrow); or (ii) the costs of providing services during the term of this Agreement in respect of such Fund or Series (plus interest earned on that amount while in escrow).

        3. Assignment. This Agreement shall not terminate in the event of an assignment that is not an "assignment" under the Investment Company Act and the rules and regulations thereunder.

        4. Other Terms. Except as expressly modified by this Agreement, the terms of the Previous Agreements are deemed a part of this Agreement.


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

        5. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

        6. Construction. The recitals, section numbers and headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.


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

        IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

                                 DLJ FOCUS FUNDS
                                 DLJ OPPORTUNITY FUNDS
                                 DLJ SELECT FUNDS
                                 DLJ HIGH YIELD BOND FUND

                                 By: __________________________
                                 Name:
                                 Title:


                                 CREDIT SUISSE ASSET MANAGEMENT, LLC

                                 By: __________________________
                                 Name:
                                 Title:


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

                                                                         Annex A

Closed-end Fund

DLJ High Yield Bond Fund

Open-end Funds

Equity Funds

Core Equity Fund (a series of the DLJ Focus Funds)
Growth and Income Fund (a series of the DLJ Focus Funds)
Small Company Value Fund (a series of the DLJ Focus Funds)
Strategic Growth Fund (a series of the DLJ Select Funds)
Technology Fund (a series of the DLJ Select Funds)
Developing Markets Fund (a series of the DLJ Opportunity Funds)
International Equity Fund (a series of the DLJ Opportunity Funds)

Fixed Income Funds

Fixed Income Fund (a series of the DLJ Focus Funds)
Municipal Trust Fund (a series of the DLJ Focus Funds)
High Income Fund (a series of the DLJ Opportunity Funds)

Money Market Funds

U.S. Government Money Fund (a series of the DLJ Opportunity Funds) Municipal Money Fund (a series of the DLJ Opportunity Funds)


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